                              AGREEMENT AND PLAN OF
                            MERGER AND REORGANIZATION

         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Merger Agreement") is made as of August 8, 2003 by and between Synergy Technologies Corporation, a Colorado corporation ("Synergy"), and Australian Oil & Gas Corporation, a Delaware corporation ("AOG"). Synergy and AOG are hereinafter sometimes collectively referred to as the "Constituent Corporations."

         Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan of Reorganization (as defined below), a copy of which is appended hereto as Exhibit A.

                                 R E C I T A L S

         WHEREAS, Synergy was incorporated on February 10, 1997 under the name Automated Transfer Systems Corporation; and

         WHEREAS, on November 13, 2002, Synergy filed a petition for relief under Chapter 11 (the "Chapter 11 Filing") of the United States Bankruptcy Code in the United States Bankruptcy Court, Southern District of New York (the "Bankruptcy Court"); and

         WHEREAS, during March 2003, Synergy sold substantially all of assets to World Energy Systems Corporation; and

         WHEREAS, on July 30, 2003, the Bankruptcy Court confirmed Synergy's Plan of Reorganization, a copy of which is appended hereto as Exhibit A (the "Plan of Reorganization"), as accepted by the corporation's creditors and equity interest holders in accordance with the provisions of the Bankruptcy Code, which is to become effective on August 9, 2003 (the "Effective Date"); and

         WHEREAS, the Plan of Reorganization provides, for, among other things,
(i) the reincorporation of Synergy into a corporation organized under the laws of the State of Delaware named Australian Oil & Gas Corporation ("AOG"); (ii) the settlement of Allowed Unsecured Claims against Synergy by the payment of a pro rata portion of approximately $90,000 in cash to such creditors and the issuance of one share of the common stock of AOG ("AOG Common Stock") for each dollar owed by Synergy to each such creditor, up to no more than 3,000,000 shares of AOG Common Stock; (iii) the cancellation of all outstanding securities of Synergy and the issuance of one (1) share of the AOG Common Stock for every ten (10) shares of the common stock of Synergy ("Synergy Common Stock") held by Equity Interest Holders, equal, in the aggregate to approximately 4,800,550 shares of AOG Common Stock; and (iv) the issuance of 19,500,000 shares of AOG Common to Albers Management and Consulting, a Division of Great Missenden Holdings Pty Ltd. or its designees for funding the Plan of Reorganization (herein referred to as the "Plan Funder"); and

         WHEREAS, AOG was incorporated on August 6, 2003, and, as provided in the Plan of Reorganization, is authorized to issue 75,000,000 shares of common stock, par value $0.001 per share, none of which have been issued as of the date hereof; and

         WHEREAS, pursuant to the Plan of Reorganization, upon the Effective Date, all matters provided for in the Plan of Reorganization that would otherwise require the approval of the stockholders or directors of the Constituent Corporations, including, without limitation, (i) the authorization to issue or cause to be issued the common stock of AOG, (ii) the effectiveness of the Certificate of Incorporation or By-Laws of AOG, (iii) all restructuring transactions effectuated pursuant to the Plan of Reorganization, (iv) the election or appointment, as the case may be, of directors and officers of AOG, and (v) the qualification of AOG as a foreign corporation wherever the conduct of business by such corporation requires such qualification, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Constituent Corporations are incorporated, without any requirement of further action by the stockholders or directors of either such corporation; and

         WHEREAS, the merger of Synergy with and into AOG and this Merger Agreement are ordered and authorized, respectively, by and under the auspices of the Plan of Reorganization and the Bankruptcy Court.

         NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that Synergy shall merge with and into AOG on the following terms, conditions and other provisions:

1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), Synergy Colorado shall be merged with and into AOG (the "Merger"), and AOG shall be the surviving corporation of the Merger (the "Surviving Corporation").

         The Merger shall become effective on the close of business on August 11, 2003, as provided in the Plan of Reorganization (the "Effective Time").

2. EFFECT OF MERGER. At the Effective Time, the separate corporate existence of Synergy shall cease; the corporate identity, existence, powers, rights and immunities of AOG as the Surviving Corporation shall continue unimpaired by the Merger; and AOG shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the lawful debts, liabilities, obligations, restrictions and duties of Synergy on the Effective Time, all without further act or deed.

3. GOVERNING DOCUMENTS. At the Effective Time, the Certificate of Incorporation of AOG in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation and the By-laws of AOG in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation. These documents are annexed hereto as Exhibits B and C, respectively.





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


4. DIRECTORS, OFFICERS AND COMMITTEES OF THE BOARD. At the Effective Time, the directors, officers and committee members of AOG shall be the directors, officers and committee members (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

5. CONVERSION OF SHARES OF SYNERGY AND ISSUANCE OF AOG COMMON STOCK. (a) Subject to the terms and conditions of this Agreement and the Plan of Reorganization, at the Effective Time, every ten (10) shares of Synergy Common Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully-paid and nonassessable, issued and outstanding share of AOG Common Stock, deliverable as described in Section 6, below. After the Effective Time, until so surrendered as described in Section 6, below, each outstanding certificate which, prior to the Effective Time, represented shares of Synergy Common Stock shall be deemed for all purposes to evidence only the ownership of the full shares of AOG Common Stock as the same shall have been continued or into which the same shall have been converted in accordance with the provisions of this
Section 5.

         (b) At the Effective Time, the Surviving Corporation shall issue one share of AOG Common Stock to holders of Allowed Unsecured Claims against Synergy for each dollar owed by Synergy to each such creditor, as calculated by the attorneys representing Synergy in its Chapter 11 Filing, up to no more than 3,000,000 shares of AOG Common Stock.

         (c) At the Effective Time, AOG shall issue 19,500,000 shares of AOG Common Stock to the Plan Funder or its designee(s) in accordance with its written instructions.

         (d) At the Effective Time, all other outstanding securities of Synergy, including all warrants and options to purchase shares of Synergy Common Stock, shall be cancelled.

6. EXCHANGE OF STOCK CERTIFICATES. (a) On and after the Effective Time, each holder of a certificate or certificates theretofore representing outstanding Synergy Common Stock shall be entitled, upon the surrender of such certificate or certificates at the office or the agency of the Surviving Corporation designated for such purpose, to receive in exchange therefor a certificate or certificates representing the number of full shares of AOG Common Stock which the shares of Synergy Common Stock shall have been converted as provided in
Section 5 hereof. After the Effective Time, outstanding certificates evidencing shares of Synergy Common Stock, until so surrendered, shall have only the rights described in Section 5(a), above.

         (b) If a certificate for any share or shares of stock of the Surviving Corporation is to be issued in a name other than that in which the certificate for shares surrendered for exchange shall be registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed for transfer.

         (c) The registered owner on the books and records of Synergy of any such outstanding stock certificate for Synergy Common Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to AOG or its transfer agent, be entitled to







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exercise any voting and other rights with respect to, and to receive any dividend and or other distributions upon, the shares of AOG Common Stock evidenced by such outstanding certificate as above provided.

         (d) All Equity Interest Holders other than directors, officers and "affiliates" [as such term is defined in the Securities Act of 1933, as amended (the "Securities Act)] of AOG and persons holding in excess of ten percent (10%) of the outstanding shares of AOG Common Stock after giving effect to the issuance of AOG Common Stock as provided herein, shall be entitled to sell, transfer, convey or assign their shares of AOG Common Stock without restriction and shall receive certificates without any restrictive legend. All directors, officers and "affiliates" of AOG and persons holding in excess of ten percent (10%) of the outstanding shares of AOG Common Stock after giving effect to the issuance of AOG Common Stock as provided herein shall receive "restricted securities" as such term is defined under the Securities Act.

7. EMPLOYEE BENEFIT PLANS OF SYNERGY. At the Effective Time, each and every plan, trust, program and benefit then in effect or administered by Synergy for the benefit of the directors, officers and employees of Synergy or any of its subsidiaries shall terminate and cease to exist and the Surviving Corporation shall have no obligations or liabilities under any of said plans, trusts, programs or benefits.

8. CONSENT TO SERVICE OF PROCESS. The Surviving Entity hereby consents and agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any such lawful obligation of any Constituent Corporation, as well as for enforcement of any obligation of either such corporation arising from this merger, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Entity at 2480 North Tolemac Way, Prescott, Arizona 86305.

9. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Synergy such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Synergy, and otherwise to carry out the purposes of this Merger Agreement and the Plan of Reorganization.

         The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Synergy, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

10. AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, provided, however, that any amendment made subsequent to the adoption of this Agreement shall not: (i) contravene the Plan of Reorganization in any manner, (ii) alter or change the





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amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of Synergy; (iii) alter or change any of the terms of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (iv) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of Synergy.

11. GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of Delaware, without reference to the principles of conflicts of law or choice of laws thereof.

12. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized.


                           SYNERGY TECHNOLOGIES CORPORATION
                           a Colorado corporation


                           By:  /s/ E. Geoffrey Albers
                               ------------------------------------------------
                                    E. Geoffrey Albers Chairman and President


                           AUSTRALIAN OIL & GAS CORPORATION
                           a Delaware corporation


                           By:  /s/ Ray Hill
                               ------------------------------------------------
                                    Ray Hill, Vice President




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